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                                                                    EXHIBIT 8(d)

[LETTERHEAD]



                                 Exhibit 8(d)

                              September 17, 1997


Equitable of Iowa Companies
909 Locust Street
Des Moines, Iowa 50309

        RE:     ING Groep N.V./Equitable of Iowa Companies Prospectus/Proxy
                Statement

Ladies and Gentlemen:

        We have acted as counsel to Equitable of Iowa Companies, an Iowa corporation ("Company"), in connection with the proposed merger (the "Merger") of the Company, with and into PFHI Holdings, Inc., a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of ING Groep N.V., a Netherlands corporation ("Parent"), pursuant to the terms of the Agreement and Plan of Merger dated as of July 7, 1997 by and among Parent, Merger Sub, and the Company (the "Merger Agreement"), each as described in the Prospectus/Proxy Statement included in the Registration Statement to be filed by Parent with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

        In connection with this opinion, we have examined and are familiar with the original or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us
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Equitable of Iowa Companies
September 17, 1997
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as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.

        Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the caption - "The Merger - Certain Federal Income Tax Consequences of the Merger" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

        The above opinion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, the Treasury Regulations thereunder, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly retroactively, and no assurance can be given that the Internal Revenue Service will not take contrary positions.

        We are admitted to the practice of law in the State of Iowa, and we express no opinion herein as to any laws other than the Federal tax laws of the United States of America. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

        We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and to all references to this law firm included in or made a part of the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                       NYEMASTER, GOODE, VOIGTS, WEST,
                           HANSELL & O'BRIEN, P.C.

                    By   /s/ STEVEN J. ROY
                      -----------------------------------
                                Steven J. Roy